Exhibit 10.2

FIRST AMENDMENT TO THE ACQUISITION AGREEMENT

This First Amendment (“First Amendment”), dated as of December 30, 2005, is by and among SGS International, Inc., a corporation organized under the laws of Delaware (“SGS International”), Project Dove Holdco, Inc., a Delaware corporation (“Canadian Holdco”), Southern Graphics Systems-Canada, Co./Systemes Graphiques Southern-Canada, Co., an unlimited liability company organized under the laws of Nova Scotia, Canada (the “Canadian Purchaser”), SGS-UK Holdings Limited, a company incorporated under the laws of England and Wales (“UK Purchaser”) (SGS International, Canadian Holdco, the Canadian Purchaser and the UK Purchaser, collectively, “Purchaser”), RMC Delaware, Inc., a corporation organized under the laws of Delaware, U.S.A. (“RMC”), Southern Graphic Systems-Canada, Ltd./Systemes Graphiques Southern-Canada, Ltee., a Quebec corporation (“SGS Canada”), and Alcoa UK Holdings Limited, a company incorporated under the laws of England and Wales (“Alcoa UK”) (collectively, RMC, SGS Canada and Alcoa UK are referred to as the “Sellers” and individually as a “Seller”).

WHEREAS, SGS International and Sellers have entered into that Acquisition Agreement, dated November 11, 2005 (the “Agreement”), under which Sellers have agreed to sell and transfer, and SGS International has agreed to purchase and assume, the Purchased Business and the Assumed Liabilities;

WHEREAS, SGS International has formed a new, wholly-owned subsidiary, Canadian Holdco, and SGS International has assigned its rights and delegated its obligations in part under the Agreement to Canadian Holdco with respect to the right to purchase the .06% interest in Southern Graphic Systems Mexico, S. De R.L. De C.V. (“SGS Mexico”) held by RMC, and

WHEREAS, Canadian Holdco has formed a new, wholly-owned subsidiary, the Canadian Purchaser, and SGS International has assigned its rights and delegated its obligations in part under the Agreement to the Canadian Purchaser with respect to the assets and liabilities of SGS Canada included in the Purchased Business and the Assumed Liabilities; and

WHEREAS, SGS International has formed a new, wholly-owned subsidiary, the UK Purchaser, and has assigned its rights and delegated its obligations in part under the Agreement to the UK Purchaser with respect to the purchase of the shares of SGS-UK Limited (“SGS UK”) held by Alcoa UK; and

WHEREAS, Purchaser and Sellers desire to amend the Agreement in accordance with Section 14.07 of the Agreement and consistent with the terms of this First Amendment to address the assignment to the Canadian Purchaser, Canadian Holdco, the UK Purchaser and other matters.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Agreement.

2. Agreement Amendments. The Agreement is hereby amended as follows:

(a) The third “WHEREAS” clause in the preamble is hereby deleted in its entirety and the following is inserted in lieu thereof:

“WHEREAS, SGS directly owns 99.94% of Southern Graphic Systems Mexico, S. De R.L. De C.V., a Mexican company (“SGS Mexico”), and RMC directly owns 0.06% of SGS Mexico;”

(b) The sixth “WHEREAS” clause in the preamble is hereby deleted in its entirety and the following is inserted in lieu thereof:

“WHEREAS, the Purchaser desires to acquire (i) from SGS the 99.94% ownership interest in SGS Mexico, (ii) from RMC the .06% ownership interest in SGS Mexico and the ownership interests of SGS, (iii) from Alcoa UK the ownership interests of SGS UK, and (iv) from SGS Canada certain assets of SGS Canada used by or relating to the Purchased Business, in each case upon the terms and conditions set forth below.”

(c) Section 2.02 is hereby amended to delete the first sentence thereof in its entirety and insert the following sentence in lieu thereof:

“As consideration for the sale of the Purchased Business to Purchaser (a) Purchaser will pay to SGS and RMC US$2,200,000 for 100% of the ownership interest in SGS Mexico, (b) Purchaser will pay to Sellers US$407,200,000 less the Indebtedness of the Purchased Business as of the Closing Date for the remainder of the Purchased Business, and (c) Purchaser will pay to Sellers the Eastgate Purchase Price.”

(d) Section 2.04 is hereby amended to rename such section as Section 2.04(a) and delete the first two sentences of such section in their entirety and insert the following sentences in lieu thereof:

“(a) Purchaser and Sellers agree that the Purchase Price shall be allocated among the assets comprising the Purchased Business in the United States, Canada, the United Kingdom and Mexico as set forth on Schedule 2.04. Purchaser and Sellers will agree to a reasonable readjustment of the allocation of the Purchase Price that has been subject to an adjustment pursuant to Section 3.04(b) within 30 days following the determination of any increase or decrease in the Purchase Price pursuant to Section 3.03(a), provided that such adjustment shall not affect the Purchase Price allocated to the assets comprising the Purchased Business in the United Kingdom.”

(e) Section 2.04 is hereby amended to add the following Section 2.04(b) immediately following Section 2.04(a) as follows:

“(b) Within 60 days after the Closing Date, Purchaser shall deliver to Sellers a proposed allocation of (i) the purchase price for the Purchased Business located in the United States (as determined in accordance with Schedule 2.04) among the assets that comprise such business, and (ii) the purchase price for the Purchased Business located in Canada (as determined in accordance with Schedule 2.04) among the assets that comprise such business. Such allocation shall be made in accordance with the procedures set forth in Section 8.06(h)(ii). Unless Sellers notify Purchaser of any objections to such proposed allocation within the twenty (20) day period following receipt of such proposed allocation, such allocation shall become final. If Sellers object to such proposed allocation, the Purchaser and Sellers shall use their good faith efforts to resolve the matter within the sixty (60) day period following receipt by the Purchaser of Sellers’ objection. If the Purchaser and Sellers are unable to resolve the matter within such period, then the Purchaser and Sellers shall retain the CPA Firm (as defined in Section 3.03) to review the proposed allocation and to determine the appropriate allocation in accordance with the terms and conditions of this Section within a further period of thirty (30) days. Such determination shall be final and binding on the Purchaser and Sellers. The fees and expenses of the CPA Firm will be paid one-half by Purchaser and one-half by Sellers.”

(f) A new Section 2.05 shall be added immediately following Section 2.04 and shall read as follows:

“Section 2.05. Purchase of SGS Mexico. At the Closing, the sale of the 100% ownership interest in SGS Mexico to Purchaser as set forth in Section 2.02(a) above (the “Mexican Sale”) shall be deemed to occur immediately prior to the sale of the remainder of the Purchased Business as set forth in 2.02(b) above. The proceeds of such shall be allocated between SGS and RMC in accordance with their respective ownership interests in SGS Mexico. Purchaser agrees that SGS may distribute the proceeds from the Mexican Sale to RMC. Purchaser shall fully cooperate with Sellers in causing SGS to take all necessary and reasonable actions requested by Sellers (at Seller’s expense) to minimize Mexican taxes attributable to the Mexican Sale. Sellers shall pay to SGS the amount of Taxes attributable to the Mexican Sale, an estimated calculation of which is set forth on Schedule 2.05, when such taxes become due and payable. In the event that SGS fails to timely and accurately complete all obligations set forth on Schedule 2.05 and as a direct result an additional Mexican Tax is incurred by SGS, Sellers will only be responsible for one-half of such additional Mexican Tax that may directly result from any such failure, and SGS will be responsible for the other one-half of such additional Mexican Tax. The additional Tax that may result from any such failure to timely and accurately file is estimated to be US$142,188.”

(g) Section 4.03(a) is hereby amended to delete the second and third sentences and insert the following sentences in lieu thereof:

“The capital stock of SGS Mexico consists solely of three social parts, two of which represent the fixed capital stock and one represents the variable capital stock, where one fixed capital Participation Certificate held by RMC has a par value of $2,970.00 Pesos Mexican Currency or its multiple, and one fixed capital Participation Certificate held by SGS has a par value of $30.00 Pesos Mexican Currency or its multiple, and one variable capital Participation Certificate held by SGS has a par value of $4,906,257.00 Pesos Mexican Currency or its multiple, all of which have voting rights and are issued and outstanding (the “SGS Mexico Social Parts”), with SGS holding 99.94% of the SGS Mexico Social Parts and RMC holding 0.06% of the SGS Mexico Social Parts. The issued share capital of SGS UK is comprised of 60,000 ordinary shares of £1 each, all of which are issued and outstanding (the “SGS UK Shares”).”

(h) Section 8.03 is hereby amended to add the following Section 8.03(c) immediately following Section 8.03(b):

“(c) Notwithstanding the last sentence of Section 8.03(b), Sellers will reimburse Purchaser for any additional rental or any new or additional security deposit to be paid by Purchaser, the Companies or the Subsidiaries to the landlord under any of the four lease agreements set forth in Schedule 8.03 (“Material Leases”), which additional rental or new or additional security deposit is directly attributable and necessary to obtain the landlord’s consent to assign any of the Material Leases with respect to the current term of the Material Leases only and not with respect to any renewal term, up to $250,000. Sellers will have no obligation under this Section 8.03(b) to reimburse Purchaser for any additional rental or new or additional security deposit to be paid by Purchaser due to any significant adjustments to the lease (such as a material reduction or increase in leased space, an extension of or reduction to the lease term, a material change to the proposed use of the premises or sublet of any or all of the premises). Under no circumstances will Sellers’ responsibility under this Section 8.03(c) exceed $250,000. Purchaser will notify Sellers in writing within 60 days of the Closing Date of any and all such additional rentals or new or additional security deposits for which Purchaser seeks reimbursement from Sellers pursuant to this Section 8.03(c). Purchaser will not be entitled to any reimbursement for any claims under this Section 8.03(c) to the extent not submitted in writing within such 60 day period to Sellers.”

(i) Section 8.04 is hereby amended to add the following Section 8.04(f) immediately following Section 8.04(e):

“(f) On or before 45 days after the Closing Date, Sellers will provide Purchaser with an unaudited combined balance sheet as of December 31, 2005 and unaudited combined statement of income for the twelve-month period ended December 31, 2005, in each case as prepared in accordance with AAP.”

(j) Section 8.18 is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Section 8.18. Eastgate – Adjustment to Eastgate Purchase Price and Reimbursement of Expenses.

(a) If capital expenditures actually incurred and paid by SGS related to moving from the Eastgate facility to a new facility (“Eastgate Capital Expenditures”) in 2005 are less than $2,800,000 (such difference, the “Eastgate Shortfall”), and the Eastgate Capital Expenditures actually incurred and paid by SGS in 2006 are in excess of $500,000 (such excess, the “Eastgate Overage”), then Sellers shall reimburse Purchaser for the Eastgate Overage up to a maximum amount equal to the Eastgate Shortfall promptly upon receipt of written notice from Purchaser of the Eastgate Overage. Purchaser shall provide Sellers with a calculation of the amount of the Eastgate Shortfall, if any, on or before 30 days after the Closing. For example, if SGS spends $2,000,000 in 2005 to move from the Eastgate facility to a new facility, the 2005 Eastgate Capital Expenditures are $2,000,000 and the Eastgate Shortfall is $800,000. If the Eastgate Capital Expenditures incurred by SGS in 2006 are $1,000,000, then Sellers shall reimburse Purchaser by the Eastgate Overage of $500,000 ($1,000,000 - $500,000).

(b) Pursuant to the Eastgate Purchase Agreement and Virginia Law, SGS is entitled to reimbursement for both capital and non-capital expenses associated with moving from the Eastgate facility to a new facility. As SGS receives such reimbursements from the Commonwealth of Virginia from time to time after the Closing Date for such capital and non-capital expenses paid by SGS prior to the Closing Date, Purchaser will promptly remit those funds to Sellers. After the Closing Date, if SGS submits claims for reimbursement of such expenses paid by SGS after the Closing Date and the Commonwealth of Virginia denies any of such claims, then Sellers will promptly reimburse SGS for the amount of such denied claims up to $2.0 million. Purchaser will cause SGS to submit all claims for capital and non-capital expenses on a timely basis, with a copy of each claim to Sellers, as well as a copy of any response from the Commonwealth of Virginia regarding acceptance or denial of each claim. Any reimbursement by Sellers for such denied claims under this Section 8.18 will be treated as an adjustment to the Purchase Price.”

(k) Article 8 is hereby amended and restated to insert the following new Section 8.20:

“Section 8.20. Lease of Real Property to SGS International. Sellers will cause Alcoa and Murphy Properties, Inc., and SGS International will cause SGS, to execute and deliver on the Closing Date lease agreements in form and substance reasonably acceptable to the parties under which SGS may continue to lease office space at Alcoa’s leased facility in Richmond, Virginia, and SGS may continue to lease office space at Murphy Properties, Inc.’s facility in Louisville, Kentucky.”

(1) Article 8 is hereby amended and restated to insert the following new Section 8.21:

“Section 8.21. Bulk Sales Act (Ontario). RMC hereby agrees to indemnify and hold the Canadian Purchaser, its directors, officers, employees and agents harmless from and against any Losses which the Canadian Purchaser may directly suffer or incur in respect of, as a result of, or arising out of the failure of SGS Canada to comply with the Bulk Sales Act (Ontario), except in respect of any Losses suffered by Canadian Purchaser, its directors, officers, employees and agents in connection with the Assumed Liabilities. The Canadian Purchaser, on its behalf and on behalf of its directors, officers, employees and agents, hereby waives compliance by SGS Canada with the provisions of the Bulk Sales Act (Ontario).”

(m) Article 8 is hereby amended and restated to insert the following new Section 8.22:

“Section 8.22. Alcoa Master Lease Agreements. At Purchaser’s request, Sellers will use their Best Efforts to cause Alcoa to use its Best Efforts for 30 days after the Closing to partially assign to Purchaser or one of its Affiliates the portion of any of the Alcoa agreements listed on Schedule 8.22 to the extent related to the Purchased Business. Any such assignments will include an indemnity to Alcoa from Purchaser for any liability incurred by Alcoa as a result of or related to Purchaser’s performance under the assigned agreements. Such assignments, if any, shall be pursuant to assignment documents that are in a form and substance reasonably acceptable to Sellers and Purchaser, including without limitation provisions that such assignments may not be renewed after their current terms and that Sellers will receive one-half of the residual value of all leased vehicles at the expiration of the lease terms under the Lease Agreement dated March 23, 1992 between Alcoa and Automotive Rentals, Inc.”

3. Disclosure Schedule Amendments. The following Schedules to the Agreement are hereby amended as follows:

(a) Schedule 1.46 (Excluded Assets) is hereby amended and restated to insert the following additional bank accounts as exceptions (and thus not Excluded Assets) under item 14:

“(H)	Bank of America
	SGS	Account # 3752112256 (Master account)
	SGS	Account # 3750911789
	SGS-Colorbrite	Account # 3751931205
	SGS-Lanscape Inc.	Account # 3751951492

(I)	Bank of Montreal
	SGS Canada	Account # 0230-1307-128
	SGS Canada	Account # 0230-4660-428

(J)	Banamex
	SGS Mexico	Account # 0029-8190001
	SGS Mexico	Account # 0029-8190508
	SGS Mexico	Account # 0029-8190028

(K)	Mellon Bank
	SGS	Account #022-9841”

(b) Schedule 1.47 (Excluded Liabilities) is hereby amended and restated to add the following:

“9. Sellers will retain all liabilities arising from the claims made by Tom Forsythe, as outlined in his email dated December 28, 2005, for past due bonuses and other compensation due to Mr. Forsythe under the terms his employment agreement, dated March 31, 2001, as amended by amendment dated August 18, 2005 (reference item #7 on Schedule 4.08 under SGS US Employment Agreements and Offer Letters).”

(c) Schedule 2.04 (Allocation of Purchase Price) is hereby deleted and Schedule 2.04, attached hereto as Exhibit 2.04, is inserted in lieu thereof.

(d) Schedule 4.05 (Consents and Approvals; Violations) is hereby amended and restated to add the following as a “Lease Consent”:

“14. Mississauga, Ontario (Canada) (gravure) - Agreement of Lease between SREIT (Malton) Ltd. and Southern Graphic Systems Canada, Ltd., dated August 27, 2004, for property located at 2620 Slough Street, Mississauga, Ontario (Canada)”

(e) Schedule 4.06 (Intangible Property and Exceptions) is hereby amended and restated to add the following domain names under Section 1(E):

“www.southerngraphicsystems.com (Registrant: SGS)

www.sgsintl.com (Registrant: SGS)”

(f) Schedule 4.08 (Real Property) is hereby deleted and Schedule 4.08. attached hereto as Exhibit 4.08, is inserted in lieu thereof.

(g) Schedule 4.09 (Labor and Employment Agreements; Business Employees) is hereby amended and restated to insert the following under “SGS US Employment Agreements and Offer Letters”:

“40. Michael C. Peschel, November 28, 2005 (Confidentiality and Non-Competition Agreement)”

The parties acknowledge that the agreements with Michael C. Peschel listed as items 36, 37 and 38 are superseded by the agreement inserted hereby as item 40.

(h) Schedule 4.10 (Litigation) is hereby amended and restated to insert the following lawsuits:

“24. Niedins, Daniel v. Southern Graphic Systems. Inc. [To be retained by Sellers]

25. Julia Lomax v. Southern Graphic Systems, Inc. Retirement Plan [To be retained by Sellers]”

(i)	Schedule 4.14 (Exceptions to Material Contracts) is hereby amended and restated to insert the following:

“6. By letter dated December 2, 2005, Capital, Technology and Leasing, LLC has claimed, in its own name and in the name of Reliance Bank, that Alcoa’s failure to seek consent for the transfer of the lease obligations of Mozaic Group as a result of the sale of Mozaic’s primary shareholder, SGS, is a breach of contract without specifying the contract in breach. No consent is required from Capital, Technology and Leasing, LLC or Reliance Bank in connection with the transactions contemplated by the Agreement.

7. By letter dated December 5, 2005, Missouri State Bank has claimed that consent is deemed necessary by Missouri State Bank without specifying the contract or provision requiring consent. No consent is required from Missouri State Bank in connection with the transactions contemplated by the Agreement.

8. By email letter dated December 28, 2005, Tom Forsythe made a claim for past due bonuses and other compensation due to Mr. Forsythe under the terms his employment agreement, dated March 31, 2001, as amended by amendment dated August 18, 2005 (reference item #7 on Schedule 4.08 under SGS US Employment Agreements and Offer Letters).”

(j) Schedule 4.15 (Environmental Matters) is hereby amended and restated to insert the following:

“A new federal regulation (40 CFR 63.340) has been enacted, which exempts all of the facilities listed in this Schedule 4.15 from requiring a Title V air permit. Accordingly, Sellers have withdrawn all Title V air permit applications for the facilities listed in this Schedule 4.15.”

(k) Schedule 4.23 (Undisclosed Liabilities (Assumed by Purchaser)) is hereby amended and restated to insert the following:

“(X) Reynolds Metals Company, a wholly-owned subsidiary of Alcoa, is a guarantor of SGS Canada’s obligations under that certain Brampton, Ontario (Canada) - Lease between Slough Estates Canada Ltd. and Southern Graphic Systems Canada, Ltd., dated October 1, 2000, for property located at 7965 Goreway Drive, Unit 1, Brampton, Ontario (Canada). SGS and Purchaser will use their Best Efforts to negotiate with the landlord to release Reynolds Metals Company as guarantor or replace Reynolds Metals Company with a legal entity that is an Affiliate of Purchaser.”

(l) Schedule 7.02(d) (Required Consents Prior to Closing) is hereby amended and restated to delete item 5 (Master Agreement of Lease between Capital, Technology & Leasing, LLC and Mozaic Group Ltd. dated 3/12/03) under “Contract Consents” and add as item 11 under “Lease Consents” the Mississauga, Ontario (Canada) (gravure) -Agreement of Lease between SREIT (Malton) Ltd. and Southern Graphic Systems Canada, Ltd., dated August 27, 2004, for property located at 2620 Slough Street, Mississauga, Ontario (Canada).

4. Assignment. Sellers hereby acknowledge that SGS International has assigned its rights and delegated its duties under the Agreement to certain of its direct and indirect subsidiaries as set forth in the preamble to this First Amendment. The parties agree to amend the Assignment and Assumption Agreement and any other instruments of assignment and/or assumption or other transfer documents to replace SGS International with such subsidiary or add such subsidiary as a party to such document as appropriate. SGS International acknowledges that such amendment, assignment and delegation does not release SGS International from its obligations, or otherwise affect or diminish the liability of SGS International, under the Agreement.

5. Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect. This First Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever “Agreement” is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

6. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all for which together shall constitute one and the same instrument.

7. Governing Law. This First Amendment shall be governed by the laws of the Commonwealth of Pennsylvania (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect performance and remedies.

IN WITNESS WHEREOF, Purchaser and Sellers have caused this First Amendment to be executed as of the date first written above.

EXHIBIT 2.04

SCHEDULE 2.04

ALLOCATION OF PURCHASE PRICE

The purchase price is allocated among the stock of SGS, SGS UK , SGS Mexico and the purchased assets of SGS Canada (together the “Purchased Business Components”) as follows:

1.	SGS UK: US$14,800,000.

2.	SGS: US$322,600,000.*

3.	SGS Canada: US$71,900,000.

4.	SGS Mexico: US$2,200,000,

B. Then, the amount of third party Indebtedness properly allocable to each of the Purchased Business Components shall be subtracted from the amount of the Gross Purchase Price allocable to each such Purchased Business Component.

*	This includes the Eastgate Purchase Price of US$2,100,000.

SCHEDULE 2.05

CALCULATION OF TAXES

ATTRIBUTABLE TO THE MEXICAN SALE

The estimated tax on the transfer of SGS Mexico is US$407,812.

Obligations and due dates for SGS after the sale of SGS Mexico are as follows:

	Obligation	Due Date
A	Appointment of Mexican legal representative(s) before a Notary Public in the United States and apostilled USA. This Power of Attorney also has to be notarized before a Mexican Notary Public (can be Mexican consulate).	No later than (B) takes place, however, this must be completed within 15 business days after the sale of SGS Mexico is completed.

B	Filing of the Income Tax returns, signed by the legal representative(s).	Within 15 business days after the sale of SGS Mexico is completed.

C	Filing of the notices of auditor’s opinion.	Within 15 business days after (B).

D	Filing of the auditor’s opinions, together with copies of documents (A) and (C).	Within 30 business days after (B).

EXHIBIT 4.08

SCHEDULE 4.08

REAL PROPERTY

See attached.

SCHEDULE 8.03

MATERIAL LEASES

1. Atlanta, GA - 1850 Mac Arthur Boulevard

2. Richmond, VA (Sandston) - Lease between 5301 Lewis Road, L.L.C. and Southern Graphic Systems, Inc., dated April 2005, for property located at 5301 Lewis Road, Henrico County, VA.

3. Brampton, Ontario (Canada) - Lease between The Great-West Life Assurance Company and the London Life Insurance Company, as successors to Slough Estates Canada Ltd. (collectively “Landlord”), and Southern Graphic Systems Canada, Ltd. (“Tenant”), dated October 1, 2000, as amended by Lease Amending & Extending Agreement dated January 25, 2005, for property located at 7965 Goreway Drive, Unit 1, Brampton, Ontario (Canada).

4. Toronto, Ontario (Canada) - Lease between 25 Sheppard Portfolio Inc. and Southwest Sheppard Investments Limited (“Lessor”) and Southern Graphic Systems Canada, Ltd. (“Lessee”), dated August 15, 2003, for property located at 25 Sheppard Ave, West, Toronto, Ontario (Canada).

SCHEDULE 8.22

ALCOA MASTER LEASE AGREEMENTS

FOR POSSIBLE PARTIAL ASSIGNMENTS

1. Lease Agreement dated March 23, 1992 between Alcoa Inc. and Automotive Rentals, Inc.

2. Agreement dated September 19, 2003 between Alcoa Inc. and LeasePlan U.S.A. Inc.

3. Corporate Account Agreement dated March 31, 1998 between Alcoa Inc. and Sharp Electronics Corporation (after 11/7/02 leasing provided through ePlus Group, Inc. per terms of this Agreement).

4. Master Lease Agreement dated January 1, 1997 between ICX Corporation and Aluminum Company of America.